Exhibit B

                         FIRST AMENDMENT AND RESTATEMENT

                               TO MADISON RUN, LLC

                               OPERATING AGREEMENT

                  This First Amendment and Restatement to Madison Run, LLC Operating Agreement (this "Agreement") is entered into on this 21st day of October, 2004 (the "Effective Date"), by and among the signatories hereto, constituting Members holding more than fifty percent (50%) of the outstanding Percentages then held by Members (the "Majority"), for the purpose of amending the Prior Agreement (as defined herein) of the Company.

                              Explanatory Statement
                              ---------------------

                  WHEREAS, the Members formed Madison Run, LLC (the "Company") as a limited liability company under the laws of the State of Delaware on October 17, 2003 and entered into the Madison Run, LLC Operating Agreement, dated May 11, 2004 (the "Prior Agreement");

                  WHEREAS, pursuant to Section 5.7.3 of the Prior Agreement, the parties hereto desire to amend and restate the Prior Agreement by the affirmative vote of the Majority; and

                  WHEREAS, this Amendment constitutes a written instrument indicating the written consent of the Majority in accordance with Section 5.7.3 of the Prior Agreement.

                  NOW, THEREFORE, in consideration of the foregoing recitals, which are deemed a substantive part hereof, and of the mutual covenants, conditions and agreements set forth herein, the parties, intending legally to be bound, agree that the Prior Agreement is hereby amended and restated in its entirety:

NO INTEREST IN THE COMPANY HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NO INTEREST MAY BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER OR OTHERWISE IN COMPLIANCE WITH, THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.


                                       1
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                                    Section I

                                  Defined Terms
                                  -------------

                  The following capitalized terms shall have the meanings specified in this Section 1. Other terms are defined in the text of this Agreement and shall have the meanings respectively ascribed to them.

     "Act" means the Delaware Limited Liability Company Act (6 Del. C. ss.ss.18-101 et seq.), as amended from time to time.

     "Affiliate" means either:

     (i) with respect to any Entity:

     (A) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Entity;

     (B) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests in such Entity;

     (C) any officer, employee, director, general partner, manager, or managing member of such Entity; or

     (D) any other Person that is an officer, director, general partner, manager, managing member, or holder of ten percent (10%) or more of the voting interests of any other Person described in subsections (A) through (C) above; and

     (ii) with respect to an individual:

     (A) any other Person directly or indirectly controlled by such individual;

     (B)  any  parent,  grandparent,   adult  sibling,  adult  child,  or  adult
grandchild, or the spouse, of such individual;

     (C) any trust established for the benefit of such individual, for the benefit of any minor child or minor grandchild of such individual, or for the benefit of any other individual described in subsection (B) above; or

     (D) the testamentary estate, executor, executrix, administrator, personal representative, heir, or devisee of such individual.

                   "Capital Account" means the account maintained by the Company for each Member in accordance with the following provisions:

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

     (i) a Member's Capital Account shall be credited with the Member's Capital Contributions and the Member's distributive share of Profit; and

     (ii) a Member's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member and the Member's distributive share of Loss.

                  If any Interest is Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the Transferred Interest. If the book value of Company property is adjusted, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulations.

                  "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed pursuant to Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by or on behalf of a Member.

                  "Cash Flow" means all cash derived from the operations of the Company, less cash used to (i) pay the expenses of managing the Company's assets, (ii) acquire new assets, and (iii) establish reasonable reserves for future expenses and asset acquisitions, as determined by the General Manager.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

                  "Company" means the limited liability company formed in accordance with this Agreement.

                  "Control" (or any form thereof) means ownership of more than fifty percent (50%) of the voting interests of the Entity to which the term is applied.

                  "Entity" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other form of organization.

                  "General Manager" is the Person designated as such in Section
V.

                  "Insolvency" means, with respect to any Person, the occurrence of any of the events set forth in ss.18-304 of the Act.

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

                  "Interest" means the percentage ownership interest of a Member in the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement including, without limitation, such Member's share of the Profits and Losses of, and the right to receive distributions from, the Company, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and of the Act.

                  "Involuntary Member" means a Member upon the Insolvency or divorce of such Member.

                  "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the events set forth in ss.18-801(b) of the Act.

                  "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a Member of the Company.

                  "Notification" means a writing containing the information required by this Agreement to be communicated to any Person, as provided in
Section 9.2 hereof.

                  "Percentage" means the percentage set forth after the Member's name on Schedule A, as amended from time to time.

                  "Person" means any individual, Entity, or government or other agency or political subdivision thereof, and the heirs, personal representatives, successors and assigns of such Person.

                  "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

                  (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

                  (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

                  (iii) any expenditures of the Company described in Code
Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

                          (iv) any items which are specially allocated by
Members pursuant to Section 4.5 shall not be taken into account in computing Profit or Loss.

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

                  "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

                  "Special Member" means Madkens Partners, LLC, a newly-formed Delaware limited liability company, whose initial members shall be Madison Run Holdings, LLC and Kensington Partners, LLC.

                  "Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

                  "Voluntary Withdrawal" means a Member's dissociation with the Company by means other than by a Transfer or an Involuntary Withdrawal.

                                   Section II

    Formation and Name; Purpose; Term; Registered Office and Registered Agent
    -------------------------------------------------------------------------

                  2.1 Formation. A limited liability company was formed pursuant to the Act as of October 17, 2003, with the filing for record of that certain Certificate of Formation (the "Certificate") with the Secretary of State of the State of Delaware (the "Secretary of State").

                  2.2 Name of the Company. The name of the Company is "Madison Run, LLC." The Company may do business under that name and under any other name or names which the General Manager selects. If the Company does business under a name other than that set forth in the Certificate, the Company shall file any certificates or documents as required by law.

                  2.3 Purpose. The purposes for which the Company is organized are to (i) purchase, acquire, sell, own, trade in, hold, invest in, manage and otherwise deal in and with securities of Digital Fusion, Inc.; (ii) engage in any lawful act or activity for which a limited liability company may be organized under the Act; and (iii) do any and all things necessary, convenient, or incidental to the foregoing.

                  2.4 Term. The term of the Company shall commence as of the date of filing of the Certificate with the Secretary of State, and shall continue perpetually, unless the Company is dissolved and its affairs wound up pursuant to Section VII hereof.

                  2.5 Registered Office. The registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 or at any other place within the State of Delaware which the General Manager selects.

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

                  2.6 Registered Agent. The name and address of the Company's initial registered agent for service of process in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.

                  2.7 Members. The name, present mailing address, Capital Contribution and Percentage of each Member (as of the date hereof) are set forth on Schedule A attached hereto and made a part hereof. The name, present mailing address and Percentage of the Special Member is set forth on Schedule C attached hereto.

                                   Section III

       Members; Capital; Capital Accounts; Representations and Warranties
       ------------------------------------------------------------------

     3.1 Initial Capital Contribution. The parties hereto acknowledge and agree that, contemporaneously with the execution of this Agreement, each Member contributed to the Company the respective Capital Contribution set forth on Schedule A attached hereto.

     3.2 No Other Capital Contributions. No Member shall be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

     3.3 No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

     3.4 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.

     3.5 Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive anything but cash in return of the Member's Capital Contribution.

     3.6  Additional  Capital  Contributions.  The  Members  recognize  that the
Company may have need for additional capital for its business purposes, including the exercise of warrants. If additional Capital Contributions are desired, the General Manager shall provide the Members with written notice of the need for such additional Capital Contributions. In accordance with Section 3.2, no Member shall be required to contribute any additional capital to the Company and further the Members acknowledge that they have no right to make additional Capital Contributions to the Company to maintain their Interest in the Company and that the General Manager, in its sole discretion, shall determine whether the additional Capital Contribution, if any, shall be made by an existing Member(s), and if so, in what amount, or if the additional Capital Contribution shall be made by a Person who is to be subsequently admitted as a Member. The Members have no intention of allowing a transfer of any accrued but unbooked asset appreciation or depreciation to occur as a result of any additional Capital Contribution or any issuance of interests in the Company. Accordingly, prior to any additional Capital Contribution or any issuance of interests, the Company shall adjust or "book up" its assets and the Capital Accounts of the Members pursuant to Regulation Section 1.704-1(b)(2)(iv)(f). Additionally, the Capital Account of each Member making a Capital Contribution shall be credited with the fair market value of such contribution.

     3.7 Capital Accounts. A separate Capital Account shall be maintained for each Member and for the Special Member.

                                   Section IV

                         Profit, Loss, and Distributions
                         -------------------------------

     4.1 Profit or Loss. Subject to Sections 4.4 and 4.5, Profit or Loss shall be allocated to the Members as follows:

     4.1.1 Twenty percent (20%) of Profit or Loss shall be allocated to the Special Member.

     4.1.2 Any remaining Profit or Loss shall be allocated to the Members in proportion to their Percentages.

     4.2 Cash Flow. Distributions of Cash Flow may be made by the Company, at such times as the General Manager may determine, as follows:

     4.2.1 Twenty percent (20%) of Cash Flow shall be distributed to the Special Member.

     4.2.2 The first $__________ [INSERT EXPENSE NUMBER] of any remaining Cash Flow that would otherwise be distributable to those members set forth on Schedule A of the Prior Agreement shall be allocated to the Members listed on Schedule B hereto in proportion to the percentages set forth on such schedule opposite each Member's name.

     4.2.3 Any remaining Cash Flow shall be allocated to the Members in proportion to their Percentages.

     4.3 Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Members and the Special Member in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss, if any, pursuant to Section 4.1, and distributions, if any, of Cash Flow pursuant to Section 4.2.

     4.4 General.

     4.4.1 Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the General Manager.

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

     4.4.2 The General Manager shall have the right to distribute assets of the Company in kind (including, without limitation, warrants for securities in Digital Fusion, Inc.) prior to its liquidation or dissolution, provided that any such distribution is a distribution by the General Manager to each Member and/or the Special Member of his or its proportionate share (in proportion to his or its Interest) in each such asset so distributed.

     4.4.3 If the Company alters the Percentages of the Members as a result of an additional Capital Contribution (an "Adjustment"), then in making allocations of income, gain, loss or deduction for all periods subsequent to the date of such Adjustment, the Company shall make such special allocations as are necessary to ensure that the Adjustment does not affect the sharing of income, gain, loss or deduction that has accrued before the date thereof.

     4.4.4 The General Manager is hereby authorized, upon the advice of the Company's tax counsel, to amend this Section IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to a Member without the Member's prior written consent.

     4.5 Special Allocations. Notwithstanding any other provision of this Agreement, the Company shall adhere to the qualified income offset provisions of Regulation ss.1.704-1(b)(2)(ii)(d), the minimum gain chargeback provisions of Regulation ss.1.704-2(f), the partner minimum gain chargeback provisions of Regulation ss.1.704-2(i) and the built-in gain and built-in loss provisions of Code Section 704(c) before making any allocations of Profit or Loss pursuant to
Section 4.1.

                                    Section V

                     Management: Rights, Powers, and Duties
                     --------------------------------------

     5.1 Management.

     5.1.1 General Manager. The Company shall be managed by a General Manager who may, but need not, be a Member. Madison Run Holdings, LLC is hereby designated to serve as the initial General Manager.

     5.1.2 General Powers. Except as set forth in Section 5.7, the General Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs. Such power and authority shall include the right to borrow funds to facilitate the exercise of warrants or for other Company purposes either from a Member or a third party, or to loan funds to a Member or a third party.



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

     5.1.3 Limitation on Authority of Members.

     5.1.3.1 No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

     5.1.3.2 This Section 5.1 supersedes any authority granted to the Members pursuant to Section 18-402 of the Act. Any Member who takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

     5.1.4 Removal of General Manager. Upon the unanimous consent of the Members, the Members, at any time and from time to time and for any reason, may remove the General Manager then acting and elect a new General Manager. The General Manager shall have the right to designate his successor by sending a Notification to the Members.

     5.2 Personal Services.

     5.2.1 No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the General Manager, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

     5.2.2 Except as otherwise provided in this Agreement, the General Manager shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the General Manager shall be entitled to reimbursement for expenses reasonably incurred (including, without limitation advances made by the General Manager for the payment of legal expenses incurred in forming and organizing the Company) in connection with the activities of the Company. All advances for expenses made by the General Manager shall bear interest from the date of such advance at the floating and fluctuating rate equal to the Prime Rate in effect from time to time (as set forth in the Wall Street Journal from time to time) plus one percent (1%).

     5.2.3 As compensation for services performed for the Company, the Company shall assign to the General Manager that certain warrant to purchase 50,000 shares of common stock of Digital Fusion, Inc. at a price of $1.25 per share (the "Warrant") which the Company obtained for the benefit of Madison Run Holdings, LLC pursuant to that certain Additional Subscription Agreement by and among the Company, Madison Run Holdings, LLC and Digital Fusion, Inc., dated as of October 21, 2004.

     5.3 Duties of Parties.

     5.3.1 The General Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the General Manager's duties set forth in this Agreement.

     5.3.2 Except as otherwise expressly provided in Section 5.3.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to their respective rights to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member.

     5.3.3 Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and Persons related to Members. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

     5.4 Liability and Indemnification.

     5.4.1 The General Manager shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the General Manager within the scope of the authority conferred on the General Manager by this Agreement, except for fraud, gross negligence, or an intentional breach of this Agreement.

     5.4.2 The Company hereby indemnifies the General Manager for any act it performs within the scope of the authority conferred on him by this Agreement, except for fraud, gross negligence, or an intentional breach of this Agreement, provided, however, that any indemnity under this Section shall be provided out of and to the extent of the assets of the Company only.

     5.5 Power of Attorney.

     5.5.1 Grant of Power.  Each Member  constitutes  and  appoints  the General
Manager as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place and stead, to make, execute, sign, acknowledge, and file:

     5.5.1.1 one or more certificates;

     5.5.1.2 all  documents  (including  amendments to  certificates)  which the
Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement or to give effect to a Transfer or issuance of an Interest pursuant to the terms of this Agreement;

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

     5.5.1.3 any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

     5.5.1.4 one or more fictitious or trade name certificates; and

     5.5.1.5 all documents which may be required to dissolve and terminate the Company and to cancel its Certificate.

     5.5.2 Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

     5.6 Fiduciary Duties. Notwithstanding anything in the Act or any other provision to the contrary in this Agreement, the General Manager shall have no fiduciary duty to the Company or to the Members.

     5.7 Meetings of and Voting by Members.

     5.7.1 A meeting of the Members may be called at any time by the General Manager in order to amend the terms of this Agreement. Meetings of Members shall be held at such time and such place, either within or outside the State of Delaware, designated by the Person calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Managing Member shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy. At a meeting of Members, the presence in person or by proxy of Members holding more than fifty percent (50%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by its, her or his duly authorized attorney-in-fact.

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

     5.7.2 Except as otherwise provided in this Agreement, at any meeting where a quorum is present, the affirmative vote of Members holding more than fifty percent (50%) of the Percentages present in person or by proxy at the meeting shall be required to approve the amendment of this Agreement.

     5.7.3 In lieu of holding a meeting, the Members may vote or otherwise take action to amend this Agreement by a written instrument indicating the written consent of Members holding more than fifty percent (50%) of the outstanding Percentages then held by Members.

     5.7.4 The provisions of Section 5.7.2 and Section 5.7.3 relating to the affirmative vote and written consent, respectively, of Members holding more than fifty percent (50%) of the outstanding Percentages then held by Members, shall not apply to Section 5.1.4 hereof.

                                   Section VI

                Transfer of Interests and Withdrawals of Members
                ------------------------------------------------

     6.1 No Transfer or Voluntary Withdrawal. No Member may Transfer all or any portion of his, her or its Interest, directly or indirectly, without the prior written consent of the General Manager (which consent may be granted or withheld in the sole and absolute discretion of the General Manager) and satisfaction of the requirements of Section 6.2. Any Transfer in contravention of this Section
6.1 shall be null and void. No Member shall Voluntarily Withdraw or otherwise resign or retire from the Company without the prior written consent of the General Manager.

     6.2 Transfer or Assignment of Member's Interest. The admission of a Transferee as a Member of the Company shall become effective only upon receipt by the Company of (or waiver of such receipt by the General Manager), (i) a written statement of consent by the General Manager (which consent may be granted or withheld in the sole and absolute discretion of the General Manager);
(ii) an opinion of counsel to the Company that the admission will not require registration of the Interest of such Transferee with the Securities and Exchange Commission or any state securities agency; (iii) the written agreement of the Transferee to be bound by the provisions of this Agreement and all other applicable agreements, including without limitation the power of attorney in favor of the General Manager, all in such form as the General Manager shall require; and (iv) reimbursement to the Company by the Transferee for the expense of his, her or its admission as a Member of the Company. A Transferee shall become and may exercise the rights of a Member of the Company only if such Transferee is admitted into the Company as a Member in accordance with this
Section 6.2. Nothing herein shall be construed to relieve a Member Transferring its, her or his Interest in the Company of any obligations or liabilities to the Company under this Agreement.

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

     6.3 Right of Company to Acquire Interest

     6.3.1 Notwithstanding the provisions of Section 6.1 hereof, at any time from and after the date of this Agreement, the Company shall have the right to purchase the entire Interest of any Member (including any Transferee of any Member who acquired an Interest pursuant to the General Manager's written consent) by providing such Member with Notification of the Company's intent to acquire its entire Interest and by paying the purchase price as provided in Sections 6.3.3.

     6.3.2 Closing of the sale of the Interest of a Member ("Closing"), shall, unless otherwise agreed by the Company and the withdrawing Member, be held at the principal place of business of the Company ninety (90) days from the date of the occurrence of any Notification referenced in Section 6.3.1.

     6.3.3 If the Company gives Notification to a Member that it intends to acquire the Member's entire Interest as provided in Section 6.3.1, the Member shall be required to sell, and the Company shall be entitled to purchase at the Closing, the Member's entire Interest by distributing a pro rata share of each asset of the Company to the Member in proportion to their Interest. For example, if the assets of Company were 100 shares of common stock of Digital Fusion, Inc. and 100 warrants to purchase shares of common stock of Digital Fusion, Inc., and the Member's Interest was 25% of the Company, the Company would pay the Member 25 shares of common stock of Digital Fusion, Inc. and 25 warrants to purchase common stock of Digital Fusion, Inc. at the Closing.

                                   Section VII

            Dissolution, Liquidation, and Termination of the Company
            --------------------------------------------------------

     7.1 Events of Dissolution. The Company shall be dissolved upon the decision of the General Manager to dissolve the Company.

     7.2 Involuntary Withdrawals. The Company shall not be dissolved upon the occurrence of an Involuntary Withdrawal of a Member.

     7.3 Procedure for Winding Up and Dissolution. If the Company is dissolved, the General Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, and then to the Members, in accordance with Section 4.3.

     7.4 Filing of Certificate of Cancellation. If the Company is dissolved, the General Manager shall promptly file a certificate of cancellation with the Secretary of State. If there is no General Manager, then the certificate of cancellation shall be filed by the remaining Members; if there are no remaining Members, the certificate of cancellation shall be filed by the last Person to be a Member; if there is neither a General Manager, remaining Member or a Person who last was a Member, the certificate of cancellation shall be filed by the legal or personal representatives of the Person who last was a Member.

                                  Section VIII

                  Books, Records, Accounting, and Tax Elections
                  ---------------------------------------------

     8.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company's name. The General Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     8.2 Books and Records.

     8.2.1 The General Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the certificate and operating agreement and all amendments to the certificate and operating agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company's federal, state and local tax returns.

     8.2.2 The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

     8.2.3 Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

     8.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the General Manager, subject to the requirements and limitations of the Code.

     8.4 Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the General Manager shall cause to be sent to each Person who was a Member at any time during the accounting year then ended that tax information concerning the Company which is necessary for preparing the Member's income tax returns for that year.

     8.5 Tax Matters Partner. The General Manager shall be the Company's tax matters partner ("Tax Matters Partner"). The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the unanimous approval of the Members.

     8.6 Tax Elections. The General Manager shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and an election under Code Section 754. The decision to make or not make an election shall be at the General Manager's sole and absolute discretion.

     8.7 Title to Company Property.

     8.7.1 Except as provided in Section 8.7.2, all property acquired by the Company shall be acquired and held by the Company in its name.

     8.7.2 The General Manager may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name. Without limiting the foregoing, the General Manager may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company, and all of that property shall be treated as Company property.

                                   Section IX

                               General Provisions
                               ------------------

     9.1 Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the General Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

     9.2 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (each, a "Notification") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. Any Notification to be given hereunder by the Company shall be given by the General Manager. A Notification must be addressed to a Member at the Member's last known address on the records of the Company. A Notification to the Company must be addressed to the Company's principal office. A Notification delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A Notification that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by Notification to all of the others, substitute addresses or addressees for Notifications; and, thereafter, Notifications are to be directed to those substitute addresses or addressees.

     9.3 Specific Performance. The parties recognize that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     9.4 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

     9.5 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

     9.6 Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

     9.7 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

     9.8 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Maryland, or any Maryland State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

     9.9 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

     9.10 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

                  9.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

                  9.12 Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or the General Manager, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within that ten (10) day period, the General Manager shall execute and deliver the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.5.

                  9.13 Additional Grants. The grant of an Interest to any Member shall neither guarantee nor preclude a grant in any additional limited liability company established by the General Manager or its Affiliates in that year or subsequent years.

                     [This space left intentionally blank.]

         IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the Effective Date.


ATTEST/WITNESS:                     GENERAL MANAGER:

                                    MADISON RUN HOLDINGS, LLC

___________________________(SEAL)   /s/ G. Stewart Hall (SEAL)
                                    -------------------------
                                    G. Stewart Hall, Managing Member

                                    MEMBERS:

                                    MADISON RUN HOLDINGS, LLC


___________________________(SEAL)   /s/ G. Stewart Hall (SEAL)
                                    -------------------------
                                    G. Stewart Hall, Managing
                                    Member


                                    NEL XVIII LLC


___________________________(SEAL)     /s/ Joseph G. Lively
                                     --------------------------------
                                     Joseph G. Lively, Managing Member

___________________________(SEAL)    /s/ Gary S. Ryan (SEAL)
                                     --------------------------------
                                     Gary S. Ryan

___________________________(SEAL)    /s/ H. Ray Cole, Jr. (SEAL)
                                     --------------------------------
                                     H. Ray Cole, Jr.

___________________________(SEAL)    /s/ Wayne L. Berman (SEAL)
                                     --------------------------------
                                     Wayne L. Berman

___________________________(SEAL)    /s/ James J. Baker (SEAL)
                                     ---------------------------------
                                     James J. Baker

___________________________(SEAL)    /s/ Johnson M. Green (SEAL)
                                     ---------------------------------
                                     Johnson M. Green

___________________________(SEAL)                         (SEAL)
                                     ---------------------------------
                                     Thomas J. Young


___________________________(SEAL)    /s/ Virginia Wright (SEAL)
                                     ----------------------------------
                                     Virginia Wright


___________________________(SEAL)    /s/ Andrew K. Maloney (SEAL)
                                     ----------------------------------
                                     Andrew K. Maloney


___________________________(SEAL)    /s/ William H. Thumel, Jr. (SEAL)
                                     ----------------------------------
                                     William H. Thumel, Jr.

___________________________(SEAL)    /s/ O.T. Gaines (SEAL)
                                     ----------------------------------
                                     O.T. Gaines

                                       SPECIAL MEMBER:

                                       MADKENS PARTNERS, LLC

                                       By: Madison Run Holdings, LLC

___________________________(SEAL)      /s/ G. Stewart Hall (SEAL)
                                       ---------------------------
                                       G. Stewart Hall, Member By:
                                       Kensington Partners, LLC

___________________________(SEAL)       /s/ Joseph G. Lively
                                       ---------------------------
                                       Joseph G. Lively, Member



                                   SCHEDULE A
            List of Special Member, Members, Capital, and Percentages

                                                                  Capital
               Name and Address of Member                       Contribution               Percentage
               --------------------------                       ------------               ----------

                        MEMBERS:

Madison Run Holdings, LLC                                          $300,000                    17.70%
c/o G. Stewart Hall
1331 H St. NW, 12th Floor
Washington, D.C.  20005

Wayne L. Berman                                                    $ 50,000                     2.95%
3055 Whitehaven Street, N.W.
Washington, D.C.  20008

James J. Baker                                                     $ 25,000                     1.47%
P.O. Box 444
Barnesville, MD  20838

Johnson M. Green                                                   $150,000                     8.85%
4450 Dexter Street, N.W.
Washington, D.C.  20007

Thomas J. Young                                                    $ 10,000                     0.59%
713 Clinton Avenue East
Huntsville, AL  35801

Virginia Wright                                                    $ 40,000                     2.36%
200 Wellington Road
Athens, AL  35613

Gary S. Ryan                                                       $220,000                    12.98%
4940 Corporate Drive - Suite A
Huntsville, AL  35805

H. Ray Cole, Jr.                                                   $ 60,000                     3.54%
2610 Ridge Road Drive
Alexandria, VA  22302


Andrew K. Maloney                                                  $100,000                     5.90%
3020 Macomb Street, N.W.
Washington, D.C.  20008

NEL XVIII LLC                                                      $625,000                    36.87%
c/o Joseph G. Lively
10405 Montgomery Avenue
Kensington, MD  20895

William H. Thumel, Jr.                                             $ 40,000                     2.36%
5620 Virginia Beach Boulevard
Virginia Beach, VA  23462

O.T. Gaines                                                        $ 75,000                     4.42%
826 South Bay Boulevard
Anna Maria, FL  34216


                                  Total                          $1,695,000(1)                99.99%(2)
                                                                                              ======


1    Does not include $500,000 loan to Madison Run, LLC from The Laredo National
     Bank

2 0.01% of the membership interests are owned by Madkens Partners, LLC, as Special Member.

                                   SCHEDULE B

              List of New Members and Percentage of New Membership


             Name and Address of New Member                      Percentage
             ------------------------------                      ----------
Madison Run Holdings, LLC
c/o G. Stewart Hall
1331 H St. NW, 12th Floor
Washington, D.C.  20005                                              15.26%

Johnson M. Green
4450 Dexter Street, N.W.
Washington, D.C.  20007                                               8.03%

Virginia Wright
200 Wellington Road
Athens, AL  35613                                                     1.61%

Gary S. Ryan
4940 Corporate Drive - Suite A
Huntsville, AL  35805                                                 9.64%

Andrew K. Maloney
3020 Macomb Street, N.W.
Washington, D.C.  20008                                               4.02%

NEL XVIII LLC
c/o Joseph G. Lively
10405 Montgomery Avenue
Kensington, MD  20895                                                50.20%

William H. Thumel, Jr.
5620 Virginia Beach Boulevard
Virginia Beach, VA  23462                                             3.21%

O.T. Gaines
826 South Bay Boulevard
Anna Maria, FL  34216                                                 6.02%

H. Ray Cole, Jr.
2610 Ridge Road Drive
Alexandria, VA  22302                                                 2.01%

                                   SCHEDULE C

                       Name and Address of Special Member


           Name and Address of Special Member                    Percentage
           ----------------------------------                    ----------

Madkens Partners, LLC                                                 0.01%
c/o G. Stewart Hall
1331 H St. NW, 12th Floor
Washington, D.C.  20005

With a copy to:
Joseph G. Lively
10405 Montgomery Avenue
Kensington, MD  20895



                                       25